Exhibit 10.6

Administrative Support Agreement

This Administrative Support Agreement (the “Agreement”) dated this [ ] day of [ ], 2021 is between Phoenix Sponsor Limited, herein referred to as “Service Provider” and Phoenix Acquisition Limited, herein referred to as “Customer”.

Service Provider has agreed to provide services to the Customer on the terms and conditions set out in this Agreement, while Customer is of the opinion that Service Provider has the proper and necessary qualifications, experience and abilities to provide services to Customer.

Therefore in consideration of the matters described above, the receipt and sufficiency of which consideration is hereby acknowledged, the Customer and the Service Provider agree as follows:

1.	Scope of Work

The Service Provider is to provide the Customer with the following services (the “Services”): Company Administration.

The services will include any other tasks which the Customer and the Service Provider may agree on.

2.	Term of Agreement

This Agreement will begin on [ ], 2021 and will remain in full force and effect until the completion of the Services. This Agreement may be extended by mutual written agreement of the parties.

3.	Termination

If either party seeks termination of this Agreement, the terminating party must provide a 30 days written notice to the other party.

4.	Compensation

The Customer will provide compensation to the Service Provider of $10,000 per month for the services rendered by the Service Provider as required by this Agreement. Compensation is payable at the completion of services.

IN WITNESS WHEREOF the parties have duly affixed their signatures under hand on this [      ] day of [       ], 2021.

Phoenix Acquisition Limited

By:	/s/ Wayne Christopher Farmer
Name:	Wayne Christopher Farmer
Title:	Chief Executive Officer

Phoenix Sponsor Limited

By:	/s/ Jason Kon Man
Name:	Jason Kon Man
Title:	Director